ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of May, 2015 by and between Great-West Life & Annuity Insurance Company (“GWL&A”), a Colorado corporation, and Great-West Funds, Inc., (“Great-West Funds”), a Maryland corporation, both having their principal office and place of business at 8515 East Orchard Road, Greenwood Village, Colorado, 80111.

WHEREAS, Great-West Funds is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), having separate series of the Great-West Funds (the “Fund(s)”); and

WHEREAS, Great-West Capital Management, LLC, the investment adviser and manager to Great-West Funds, previously entered into an administrative services agreement with GWL&A pursuant to which GWL&A provided the Services (as defined below) to Account Holders (as defined below); and

WHEREAS, Great-West Funds may sell Fund shares to insurance company separate accounts for certain variable annuity contracts and variable life insurance policies, individual retirement account custodians or trustees, to plan sponsors of qualified retirement plans, college savings programs, and other account holders (“Account Holders”) will invest their assets in the Funds; and

WHEREAS, GWL&A shall provide recordkeeping and other administrative services to such Account Holders, which require, among other things, administrative and recordkeeping services, client services and communications (the “Services”); and

WHEREAS, Great-West Funds desires to engage GWL&A directly to provide the Services with respect to Account Holders which have allocated assets to the Funds; and

WHEREAS, GWL&A desires to provide the Services specified herein with respect to Account Holders which have allocated assets to the Funds; and

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1. Terms of Appointment

Section 1.1.    Subject to the terms and conditions set forth in this Agreement, and any Exhibits attached hereto, GWL&A agrees to perform the Services contemplated by this Agreement solely with respect to Account Holders which may from time to time purchase or sell shares of the Funds.

Section 1.2.    The parties hereto agree that the Services are shareholder administrative/recordkeeping services but are not investment advisory services.

Section 1.3.    GWL&A agrees that it shall maintain and preserve all records required by this Agreement to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of Great-West Funds, GWL&A agrees to provide copies of: all historical records relating to Account Holder transactions, any data relating to written communication regarding the Funds to or from the Account Holders, and any other materials, as may reasonably be requested to enable Great-West Funds and its representatives and agents to monitor and review the Services, or to comply with any request of the Board of Directors (the “Board”) of Great-West Funds or of a governmental body, self-regulatory organization or a shareholder. GWL&A agrees that it shall permit Great-West Funds and its representatives and agents, upon reasonable prior notice and during regular business hours, to have reasonable access to GWL&A’s personnel and records to monitor the performance of the Services.

Section 1.4.    The provisions of this Agreement shall in no way limit the authority of Great-West Funds to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of Great-West Funds and/or the sale of shares of the Funds.

Section 1.5.    The parties hereto agree that: the Services provided by GWL&A are not in the capacity of a sub-transfer agent for Great-West Funds as that term is defined pursuant to Rule 17A et. seq. of the Securities Exchange Act of 1934 (the “1934 Act”); Great-West Funds will not list GWL&A as a sub-transfer agent on any required filings made by its transfer agent or in any Fund prospectus; and GWL&A shall not be responsible for filing any reports with respect to information that pertains to the Funds.

Section 1.6.    In no event shall GWL&A be required or authorized to countersign any securities, monitor the issuance of securities with a view to preventing unauthorized issuance, register the transfer of any securities, exchange or convert any securities or transfer record ownership of such securities by book entry or otherwise, except as stated herein.

Article 2. Fees and Expenses

Section 2.1.    For performance of the Services by GWL&A, or its affiliates, on behalf of the Account Holders, Great-West Funds agrees to pay GWL&A an annual asset based fee for the Services provided herein, as set forth in the fee schedule attached hereto as Exhibit A. Such fee will not be payable from any distribution fees incurred pursuant to Rule 12b-1 under the 1940 Act by Great-West Funds.

Section 2.3.     The administrative service fee described above shall remain payable and due so long as there remain any assets invested in the Funds, regardless of any termination of the Agreement, in any manner by the Account Holders as contemplated by the Agreement.

Section 2.5.    Such fees shall be due and payable automatically within 30 (thirty) days after the last day of the month to which such payment relates. In the event such fee is not paid by such time, interest, in addition to the amount due, at the rate of six (6)% annually (or ½ of one (1) percent per month outstanding pro rated for any applicable period if less than one year) shall be payable and owed until payment is made.

Section 2.6.    GWL&A will calculate the asset balance for each day on which the fees are to be paid pursuant to this Agreement with respect to each applicable Fund. Great-West Funds shall have the right to reasonably audit the preparation of such calculation.

Article 3. Representations and Warranties of GWL&A

Section 3.1.    GWL&A represents and warrants to Great-West Funds that:

(a)    GWL&A is a company duly organized and existing and in good standing under the laws of the state of Colorado.

(a)    GWL&A is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of GWL&A or any applicable law, rule, or regulation.

(b)    GWL&A has and will continue to have access to the necessary facilities, equipment, and personnel to perform the Services in accordance with the best industry practices.

(c)    GWL&A shall promptly notify Great-West Funds in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

Article 4. Representations and Warranties of the Great-West Funds

Section 4.1.    Great-West Funds represents and warrants to GWL&A that:

(a)    Great-West Funds is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

(b)    Great-West Funds, on its own behalf and that of the Funds, is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of the Great-West Funds or any applicable law, rule, or regulation.

(c)     Great-West Funds shall promptly notify GWL&A in the event that it is, for any reason, unable to perform any of their obligations under this Agreement.

Article 5. Recordkeeping/Administrative Duties of GWL&A

Section 5.1 Shareholder Information.

(a)	Plan Records. GWL&A shall maintain a record of the number of Fund shares held by each Account Holder.

(b)
Participant Records. GWL&A will perform the required sub-accounting necessary to record plan participant interests in a retirement plan (a “Plan”), which shall include the name, address, and taxpayer identification number of each such Plan participant and any other records required by a Plan.

Section 5.2 Shareholder Services.

(a)	GWL&A shall investigate all inquiries from authorized Plan representatives or other Account Holders relating to shares held by a Plan, participant, or other Account Holders.

Section 5.3 Record Keeping.

(a)
Recordation of the Issuance of Shares. GWL&A shall record the ownership interest of Account Holders with respect to shares of the Funds and maintain a record of the total number of shares which are so issued to the Account Holders, based upon data provided to GWL&A by Great-West Funds or its designee.

(a)
Maintenance of Records. GWL&A will notify Great-West Funds, or its agent, if discrepancies arise between the records GWL&A maintains for the Account Holders and the information GWL&A is provided by Great-West Funds or its designee. Great-West Funds, or its designee, and GWL&A will cooperate to resolve any such discrepancies. In all cases, Great-West Funds’, or its designee’s records will be determinative of the official records of the Funds.

Section 5.4 Designation of Affiliates.

Notwithstanding anything stated herein to the contrary, GWL&A may designate one or more of its affiliates for any performance required under this Article 5.

Article 6. Indemnification

Section 6.1.    GWL&A agrees to indemnify and hold harmless Great-West Funds and its affiliates and their directors, officers, employees, agents and each person, if any, who controls Great-West Funds within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by GWL&A or its affiliates (the

“Indemnitors”) under this Agreement, or occur in connection with or are based upon the provision of the Services by the Indemnitors. GWL&A will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that GWL&A will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of Great-West Funds, or its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

Section 6.2.    Promptly after receipt by an indemnitee under this Article 6 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee shall notify the Indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the Indemnitor shall not relieve the Indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the Indemnitor with complete details, documents and pleadings concerning any Claim. The Indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the Indemnitor, and which may be inconsistent with the interests of the Indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the Indemnitor. Should this situation arise, the indemnitee will promptly notify the Indemnitor in writing of its decision and the reasons therefore. The Indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the Indemnitor to the indemnitee of the Indemnitor’s election to assume the defense of any Claim, the Indemnitor will not be liable to any indemnitee under this Article 6 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

Article 7. Insurance

Section 7.1.    No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to Great-West Funds, GWL&A, or any other insured party which would otherwise be covered by a claim in the absence of any provision of this Agreement.

Article 8. Assignment

Section 8.1.    Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

Section 8.2.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 9. Term and Termination of Agreement

Section 9.1.    This Agreement shall become effective on the date first set forth above and shall remain in full force and effect until one year after the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, subject to annual renewal as provided in this Section 9.1 and unless terminated as set forth in Section 9.2 hereof. The Agreement shall be approved annually with respect to a Fund (1) by a vote of a majority of the Board, including a majority of the Board who are not “interested persons” of Great-West Funds or (2) by a vote of a “majority of the outstanding voting securities” of the Fund.

Section 9.2.    This Agreement may be terminated at any time with respect to a Fund or Great-West Funds as a whole by any party upon 60 days written notice to the other, without payment of any penalty. With respect to a Fund, termination may be authorized by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund.

Section 9.3.    The Articles on Indemnification and Confidentiality shall continue in full force and effect after termination of this Agreement.

Article 10. Confidentiality

Section 10.1.    The parties agree to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees operations, and any other information obtained during this relationship (“Confidential Information”). Each party agrees not to use any such Confidential Information except as may be required herein. The parties hereto specifically understand that they must maintain this Confidential Information in such a manner that no third party can access it or that it will not be disclosed to a third party without prior consent of the respective party.

Section 10.2.    Confidential Information does not include the information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the “Receiving Party”) from other sources prior to its receipt from the party disclosing Confidential Information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

Section 10.3.    The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the “Act”)) of Account Holders, including customers (both as defined by the Act or other applicable law or regulation including, but not limited to, Regulation S-P, 17 CFR §§ 248.1-248.30), will be disclosed or utilized solely to carry out the terms of the Agreement, including pursuant to an exception contained in any applicable law or regulation promulgated under the Act in the ordinary course of business to carry out the terms of the Agreement. Further, Great-West Funds agrees to maintain and enforce procedures for the safeguarding and protection of such nonpublic personal information using the same standard of care as is used with its own confidential and proprietary information, but in no event less than a commercially reasonable standard of care.

Article 11. Entire Agreement

Section 11.1.    This Agreement and any Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

Article 12. Amendments; Waivers

Section 12.1.    Subject to the rest of this section 12.1, this Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. This Agreement may not be amended to increase the amount to be paid to GWL&A by a Fund for the Services without the vote of a “majority of the outstanding voting securities” of that Fund. All material amendments to this Agreement must in any event be approved by a vote of a majority of the Board, including a majority of the Board who are not “interested persons” of Great-West Funds.

Section 12.2.    The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Article 13. Notices

Section 13.1.    All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by facsimile if confirmed in writing within three business days as follows:

(a)    If to the Great-West Funds:

Great-West Funds, Inc.
8515 East Orchard Road, 10T2
Greenwood Village, Colorado 80111
ATTENTION: Charles P. Nelson, President
cc: Beverly A. Byrne, SVP, Legal & Chief Compliance Officer

(b)    If to GWL&A:

Great-West Life & Annuity Insurance Company
8515 East Orchard Road, 10T2
Greenwood Village, Colorado 80111
ATTENTION: Charles P. Nelson, Executive Vice President
cc: Beverly A. Byrne, SVP, Legal & Chief Compliance Officer

Section 13.2.    Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery as set forth in Section 13.1 above.

Article 14. Governing Law

Section 14.1.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Article 15. Legal Relationship of Parties

Section 15.1.    Great-West Funds is a subsidiary of GWL&A, which is an indirect, wholly owned subsidiary of Great-West Lifeco Inc., a holding company.

Article 16. Captions; Definitions

Section 16.1.    The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 16.2. As used in this Agreement, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meanings as such terms have in the 1940 Act.

Article 17. Severability

Section 17.1.    If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 18. Counterparts

Section 18.1.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Article 19. Force Majeure

Section 19.1.    None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations hereunder due to causes or conditions beyond its reasonable control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

Article 20. Over/Under Payments

Section 20.1. If an adjustment is necessary to correct an error which has caused Account Holders to receive less than the amount to which they are entitled, the number of shares of the applicable account of such Account Holder will be adjusted and the amount of any underpayments shall be credited by Great-West Funds to GWL&A for crediting of such amounts to the applicable Account Holder accounts. Upon notification by Great-West Funds of any overpayment due to an error, GWL&A shall promptly remit to Great-West Funds an overpayment that has not been paid to Account Holders; however, Great-West Funds acknowledges that GWL&A does not intend to seek, and is under no obligation to remit to Great-West Funds, overpayments forwarded to any Account Holder. In no event shall GWL&A be liable to Account Holders for any such adjustments or underpayment amounts unless GWL&A is at fault for such error. In no event shall such over or under payments be offset against the fees payable as set forth in Article 2 of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the previously specified date.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: ___________________________
Name:
Title:

GREAT-WEST FUNDS, INC.

By: ____________________________
Name:
Title:

EXHIBIT A
FEES

Recordkeeping and Administrative Services Fees: Great-West Funds shall pay GWL&A a fee equal to 0.35% of the average daily net asset value of G, G1, Initial, L, T, and T1 class shares of each of the Funds listed below, excluding the Great-West SecureFoundation Balanced ETF, for which GWL&A provides services.

All fees shall be paid monthly in arrears. Each monthly fee shall be determined based on the average daily net asset value of the assets in the account during each month and each monthly fee will be independent of every other monthly fee.

Core Funds	Profile Funds (Continued)
Great-West American Century Growth Fund	Great-West Moderate Profile II Fund
Great-West Ariel Mid Cap Value Fund	Great-West Moderately Aggressive Profile I Fund
Great-West Bond Index Fund	Great-West Moderately Aggressive Profile II Fund
Great-West Federated Bond Fund	Great-West Moderately Conservative Profile I Fund
Great-West Goldman Sachs Mid Cap Value Fund	Great-West Moderately Conservative Profile II Fund
Great-West International Index Fund	Lifetime Asset Allocation Funds
Great-West Invesco Small Cap Value Fund	Great-West Lifetime 2015 Fund I
Great-West Loomis Sayles Bond Fund	Great-West Lifetime 2015 Fund II
Great-West Loomis Sayles Small Cap Value Fund	Great-West Lifetime 2015 Fund III
Great-West MFS International Growth Fund	Great-West Lifetime 2025 Fund I
Great-West MFS International Value Fund	Great-West Lifetime 2025 Fund II
Great West Money Market Fund	Great-West Lifetime 2025 Fund III
Great-West Multi-Manager Large Cap Growth Fund	Great-West Lifetime 2035 Fund I
Great-West Putnam Equity Income Fund	Great-West Lifetime 2035 Fund II
Great-West Putnam High Yield Bond Fund	Great-West Lifetime 2035 Fund III
Great-West Real Estate Index Fund	Great-West Lifetime 2045 Fund I
Great-West S&P 500 Index Fund	Great-West Lifetime 2045 Fund II
Great-West S&P Mid Cap 400 Index Fund	Great-West Lifetime 2045 Fund III
Great-West S&P Small Cap 600 Index Fund	Great-West Lifetime 2055 Fund I
Great-West Short Duration Bond Fund	Great-West Lifetime 2055 Fund II
Great-West Small Cap Growth Fund	Great-West Lifetime 2055 Fund III
Great-West Stock Index Fund	SecureFoundation Funds
Great-West T. Rowe Price Equity Income Fund	Great-West SecureFoundation Balanced Fund
Great-West T. Rowe Price Mid Cap Growth Fund	Great-West SecureFoundation Lifetime 2015 Fund
Great-West Templeton Global Bond Fund	Great-West SecureFoundation Lifetime 2020 Fund
Great-West U.S. Government Mortgage Securities Fund	Great-West SecureFoundation Lifetime 2025 Fund
Profile Funds	Great-West SecureFoundation Lifetime 2030 Fund
Great-West Aggressive Profile I Fund	Great-West SecureFoundation Lifetime 2035 Fund
Great-West Aggressive Profile II Fund	Great-West SecureFoundation Lifetime 2040 Fund
Great-West Conservative Profile I Fund	Great-West SecureFoundation Lifetime 2045 Fund
Great-West Conservative Profile II Fund	Great-West SecureFoundation Lifetime 2050 Fund
Great-West Moderate Profile I Fund	Great-West SecureFoundation Lifetime 2055 Fund